Exhibit 99.1

CARPENTER TECHNOLOGY’S BOARD OF DIRECTORS ELECTS

TONY THENE AS CHAIRMAN AND CEO

PHILADELPHIA – August 13, 2025 – Carpenter Technology Corporation (NYSE: CRS) (the “Company”) today announced the execution of succession plans for the Board of Directors.

Carpenter Technology’s Board of Directors has unanimously elected Tony R. Thene, current President and Chief Executive Officer, to assume the additional duties of Chairman of the Board, effective October 7, 2025, immediately before the commencement of the 2025 Annual Stockholders Meeting. For the last 10 years, Mr. Thene has served as President and Chief Executive Officer of Carpenter Technology and has been instrumental in leading significant growth. Under Mr. Thene’s leadership, the Company has transformed into a leading preferred solutions provider in specialty materials serving key growth markets, with a focus on safety, quality, technology development and continuous improvement across operations.

Mr. Thene succeeds I. Martin Inglis, who has informed the Board of Directors of his intention not to stand for reelection to the Board when his term expires at the 2025 Annual Stockholders Meeting. Mr. Inglis was elected Chairman of Carpenter Technology’s Board of Directors in 2021 and has served on the Board of Directors since 2003. The Company is sincerely grateful for Mr. Inglis’ contributions and leadership in his over 20 years of service.

In addition, Brian Malloy, currently Senior Vice President and Chief Operating Officer, has been promoted to President (succeeding Mr. Thene in that capacity) and Chief Operating Officer effective October 7, 2025. Mr. Malloy joined Carpenter Technology in August 2015 and has served in various Commercial and Operations leadership roles. Since joining Carpenter Technology, Mr. Malloy has leveraged his deep industry, marketing, operations and technical background to drive significant growth and improvement across areas including strategic marketing, technology innovation and operational excellence. He was most recently appointed Senior Vice President and Chief Operating Officer in December 2023.

Continuing the Board of Directors’ commitment to high quality corporate governance and effective Board leadership, Steven M. Ward has been elected to the position of Lead Independent Director, effective October 7, 2025, immediately before the commencement of the 2025 Annual Stockholders Meeting. Mr. Ward is currently the Chairperson of the Corporate Governance Committee of the Board of Directors and has served on the Carpenter Technology’s Board of Directors since 2001.

About Carpenter Technology

Carpenter Technology Corporation is a recognized leader in high-performance specialty alloy materials and process solutions for critical applications in the aerospace and defense, medical, transportation, energy, and industrial and consumer markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys including nickel, cobalt, and titanium and material process capabilities that solve our customers’ current and future material challenges. More information about Carpenter Technology can be found at www.carpentertechnology.com.

Investor Inquiries:	Media Inquiries:

John Huyette	Heather Beardsley
+1 610-208-2061	+1 610-208-2278
jhuyette@cartech.com	hbeardsley@cartech.com